UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2005

BOUNDLESS MOTOR SPORTS RACING, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	0-18045 (Commission File Number)	84-0953839 (IRS Employer Identification No.)

2500 McGee Drive, Suite 147
Norman, Oklahoma 73072
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (405) 360-5047

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Effective June 30, 2005, the Company, through Volusia Operations, LLC, a newly formed wholly-owned subsidiary (“Volusia Operations”), acquired substantially all of the assets of Volusia Speedway Park, Inc, hereafter “Volusia Speedway,” pursuant to the terms of an Asset Purchase Agreement attached to this Current Report as Exhibit 10.1 (the “Purchase Agreement”), in exchange for an aggregate purchase price of $3,600,000, of which $1,600,000 was paid in cash, and the balance was paid by delivery of the a five year promissory note (the “Note”) issued by Volusia Operations. The Promissory Note bears interest at one percent over prime, as adjusted quarterly, and payable in fifty-nine equal monthly installments of $24,000.00 with the balance of the outstanding principal and accrued interest due on June 30, 2010. The Note is secured by a mortgage on the real property, and security agreement covering the other assets acquired from Volusia Speedway. Payments under the Note are also guaranteed by the Company.

     Prior to entering into the Purchase Agreement, no material relationship existed between the Company and Volusia, or any affiliate, director, or officer of the Company, or any associate of any such director or officer. The foregoing description is not a description of all of the material terms of the transaction. You should read the documents that are referenced in this report for a more complete understanding of the transaction.

Item 2.01. Completion of Acquisition or Disposition of Assets.

     Please see the Company’s response to Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

     None

(b)	Pro forma financial information.

     None

(c)	Exhibits.

     The following is a list of exhibits filed as part of this Current Report on Form 8-K:

10.1	Asset Purchase Agreement, dated as of June 7, 2005, by and among Volusia Operations, LLC, Volusia Speedway, Inc. and Richard F. Murphy

10.2	Promissory Note dated June 30, 2005.

10.3	Mortgage dated June 30, 2005.

10.4	Security Agreement dated June 30, 2005, by and between Volusia Operations, LLC and Richard F. Murphy.

10.5	Guaranty dated June 30, 2005, issued by Boundless Motor Sports Racing, Inc. for the benefit of Richard F. Murphy.

SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: July 7, 2005	BOUNDLESS MOTOR SPORTS
RACING, INC.

	By:	/s/ Brian Carter
	Name:	Brian Carter
	Title:	Chief Financial Officer

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